Exhibit 10.5

EL POLLO LOCO HOLDINGS, INC.

EQUITY INCENTIVE PLAN

PERFORMANCE STOCK UNIT AWARD AGREEMENT

NON-DIRECTOR-OFFICER

This Performance Stock Unit Award Agreement (this “Award Agreement”), effective as of ________ (the “Date of Grant”), is made by and between El Pollo Loco Holdings, Inc., a Delaware corporation (the “Company”) and __________ (the “Employee”). Capitalized terms not defined herein shall have the meaning ascribed to them in the El Pollo Loco Holdings, Inc. Equity Incentive Plan, formerly the El Pollo Loco Holdings, Inc. 2018 Omnibus Equity Incentive Plan (as amended from time to time, the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

1.Grant of Performance Stock Units. As approved by the Compensation Committee of the Board on the Date of Grant, the Company grants to the Employee the number of performance-based Restricted Stock Units (“Performance Stock Units” or “PSUs”) at target set forth on Schedule I hereto, or such lesser or greater number of PSUs as may be earned upon the attainment of applicable performance objectives set forth in Schedule I hereto, subject to all of the terms and conditions of this Award Agreement and the Plan. Each PSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Employee, subject to the terms and conditions of this Award Agreement, one (1) share of Common Stock of the Company (“Shares”) upon becoming earned and vested in accordance with Section 2 and settlement in accordance with Section 3. The Company shall hold the PSUs in book-entry form. The Employee shall have no direct or secured claim in any specific assets of the Company or the Shares that may become issuable to the Employee hereunder, and shall have the status of a general unsecured creditor of the Company.
2.Vesting and Settlement.
(a)Generally. The period during which the PSUs awarded hereunder may become earned shall commence on January 1, 2025 and end on the last day of the Company’s 2027 fiscal year (the “Performance Period”). Except as otherwise provided in this Section 2, the PSUs shall be wholly or partially earned to the extent of the attainment of the performance objectives set forth in Schedule I and provided that the Employee has been continuously employed by the Company from the Date of Grant through the last day of the Performance Period, and the Employee shall forfeit any and all PSUs not becoming so earned.

(b)Vesting. PSUs that have been earned in accordance with Section 2(a) shall vest when performance for the Performance Period has been determined by the Administrator in its discretion (the “Vesting Date”), subject in all cases, except as otherwise provided in Section 2(c), to the continued employment of the Employee with the Company from the date hereof through the Vesting Date, and provided that the Employee has not given notice of resignation as of the Vesting Date. Unless the Administrator determines otherwise, upon any attempt to Transfer the PSUs or any rights in respect of the PSUs prior to vesting, such PSUs, and all of the rights related thereto, shall be immediately canceled and forfeited.
(c)Termination of Service.
iUpon termination of the Employee’s service with the Company and its Affiliates for any reason (including the death or Disability of the Employee), other than as set forth in Section 2(c)(ii), any PSUs that have not then been earned and vested as described in this Section 2 shall be immediately canceled and forfeited and neither the Employee nor any of the Employee’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such PSUs.
iiIf the Employee’s employment with the Company and its Affiliates is terminated by the Company and its Affiliates without Cause or by the Employee for Good Reason (as each such term is defined in the Post-Termination Benefits letter agreement by and between the Company and the Employee dated as of January 31, 2025 (the “Letter Agreement”) within 12 months after a Change in Control (as defined in the Letter Agreement), then all unearned PSUs shall become earned and vested, with performance having been deemed attained at target level of performance, subject to Employee’s execution and non-revocation of a general release of claims as of the termination date and continued compliance with any restrictive covenants with the Company or its Affiliates to which the Employee is bound.
3.Delivery of Shares Following Vesting. The Company shall settle any vested PSUs within 60 days after the Vesting Date by causing its transfer agent for the Shares to register the Shares in book-entry form in the name of the Employee (or, in the discretion of the Administrator, issue to the Employee a stock certificate) representing a number of Shares equal to the number of PSUs that have become earned and vested pursuant to Section 2.
4.Adjustments. Pursuant to Section 5 of the Plan, in the event of a Change in Capitalization, the Administrator shall make such equitable changes or adjustments to the number and kind of securities or other property (including cash) issued or issuable in respect of the PSUs as it determines to be necessary in its sole discretion.
5.Certain Changes. The Administrator may accelerate the date on which the earned PSUs may be settled; provided that, subject to Section 5 of the Plan, no action under this section shall adversely effect the Employee’s rights hereunder.
6.Notices. All notices and other communications under this Award Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 24 hours after transmission by facsimile to the respective parties, as follows: (i) if to the Company, addressed to the Company in care of its Chief Legal Officer at the principal executive office of the Company and (ii) if to the Employee, using the contact information on file with the Company. Either party hereto may change such party’s address for notices by notice duly given pursuant hereto.

7.Restrictions on Transferability.
(a)The PSUs, whether earned or unearned, may not be sold, assigned, pledged or otherwise transferred or encumbered by the Employee, and no purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the PSUs or any agreement or commitment to do any of the foregoing (each a “Transfer”) by any holder thereof in violation of the provisions of this Award Agreement will be valid, except with the prior written consent of the Administrator (such consent shall be granted or withheld in the sole discretion of the Administrator).
(b)Any purported Transfer of PSUs or any economic benefit or interest therein in violation of this Award Agreement shall be null and void ab initio and shall not create any obligation or liability of the Company, and any person purportedly acquiring any PSUs or any economic benefit or interest therein transferred in violation of this Award Agreement shall not be entitled to be recognized as a holder of such PSUs.
8.Withholding Taxes. The Company shall be entitled to require a cash payment by or on behalf of the Employee and/or to deduct from any compensation payable to the Employee the amount of any sums required by federal, state or local tax law to be withheld with respect to the PSUs and any amounts earned under this Agreement, up to the maximum statutory tax rates in the Employee’s jurisdiction, as determined by the Company.
9.Governing Law. This Award Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein. Any suit, action or proceeding with respect to this Award Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware, and the Company and the Employee hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. The Employee and the Company hereby irrevocably waive (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Award Agreement brought in any court of competent jurisdiction in the State of Delaware, (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (iii) any right to a jury trial.
10.Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the PSUs and this Award Agreement shall be subject to all terms and conditions of the Plan and this Award Agreement.
11.Section 409A. The intent of the parties is that payments and benefits under this Award Agreement comply with Section 409A of Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Employee shall not be considered to have separated from service or otherwise terminated employment with the Company for purposes of this Award Agreement, and no payment shall be due to the Employee under this Award Agreement on account of a separation from service or termination of employment, until the Employee would be considered to have incurred a "separation from service" with the Company within the meaning of Section 409A of the Code. Any payments described in this Award Agreement that are due within the "short-term deferral period" as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in this Award Agreement, to the extent that any PSUs are payable upon the Employee’s separation from service and such payment would result in the imposition of any individual income tax and late interest charges imposed under Section 409A of the Code based on the Employee’s status as a “specified employee” within the meaning of Section 409A of the Code, the settlement and payment of such awards shall instead be made on the first business day after the date that is six (6) months following the Employee’s separation from service (or death, if earlier). The Company makes no representation that any or all of the payments described in this Award Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Employee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
12.Amendments; Construction. The Administrator may amend the terms of this Award Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Employee hereunder without his or her consent. Headings to Sections of this Award Agreement are intended for convenience of reference only, are not part of this Award Agreement and shall have no effect on the interpretation hereof.
13.Survival of Terms. This Award Agreement shall apply to and bind the Employee and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.
14.Rights as a Stockholder. The Employee shall have no rights as a stockholder of the Company with respect to any Shares underlying the PSUs until the date that the Company delivers such Shares to the Employee (or his or her representative).
15.Agreement Not a Contract for Services. Neither the Plan, the granting of the PSUs, this Award Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Employee has a right to continue to be employed as an officer, director, employee, consultant or advisor of the Company or any Subsidiary or Affiliate for any period of time or at any specific rate of compensation.
16.Authority of the Administrator; Disputes. The Administrator shall have full authority to interpret and construe the terms of the Plan and this Award Agreement. The determination of the Administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.

17.Waiver.  The Employee acknowledges that a waiver by the Company of a breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by the Employee.
18.Severability. Should any provision of this Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this Award Agreement.
19.Acceptance. The Employee hereby acknowledges receipt of a copy of the Plan and this Award Agreement. The Employee has read and understands the terms and provisions of the Plan and this Award Agreement, and the Employee accepts the PSUs subject to all the terms and conditions of the Plan and this Award Agreement. The Employee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Award Agreement.
20.Clawback. The PSUs and any Shares issued upon settlement of the PSUs are subject to such recoupment policies of the Company as may be in effect from time to time pursuant to Section 28 the Plan.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Award Agreement on the day and year first above written.

EL POLLO LOCO HOLDINGS, INC.

By _________________________________

Name _______________________________

Title ________________________________

EMPLOYEE

___________________________________

NAME